Exhibit 10.5

Summary of Amendment to Halloran Option Agreement

On March 29, 2006, in recognition of his valued service to The Pantry, Inc. (the “Company”) as a member of the Company’s board of directors and in recognition of an unintentional administrative delay in his 2005 stock option grant, the compensation committee of the Company’s board of directors amended the terms of the April 26, 2005 nonqualified stock option agreement entered into with Mr. Todd W. Halloran.

Under the terms of the option agreement, shares of the Company common stock subject to the option agreement vest over three years, with one-third ( 1/3) of such shares vesting each year on the anniversary of April 26, 2005 (the “Vesting Commencement Date”), beginning on the first anniversary of said Vesting Commencement Date. As a result of the amendment, the Vesting Commencement Date has been changed from April 26, 2005 to March 29, 2005 to make Mr. Halloran’s option grant consistent with grants of stock options to other directors for 2005. Accordingly, shares of Company common stock subject to the amended option agreement will still vest over three years, but with one-third ( 1/3) of such shares vesting on each of March 29, 2006, March 29, 2007, and March 29, 2008. All other terms of the original option agreement with Mr. Halloran remain unchanged.